Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-139704 on Form S-11 of our report dated March 17, 2009, relating to the consolidated financial statements of Cornerstone Growth & Income REIT, Inc. appearing in the Annual Report on Form 10-K of Cornerstone Growth & Income REIT, Inc. for the year ended December 31, 2008, our report dated April 15, 2009 relating to the financial statements of SHP II Caruth, L.P. for the years ended December 31, 2008 and 2007 appearing in the Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission on April 16, 2009, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 16, 2009